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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              GARTMORE MUTUAL FUNDS
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:

     2.  Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4.  Proposed maximum aggregate value of transaction:

     5.  Total fee paid:

[_]  Fee paid previously with preliminary proxy materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1. Amount Previously Paid: ________________________________________________

     2. Form, Schedule or Registration Statement No.: __________________________

     3. Filing Party: __________________________________________________________

     4. Date Filed: ____________________________________________________________

     Notes.

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                           Montgomery 6-13-03 Script

Question: 1 Hello, my name is __________. May I please speak with __________? I'm calling on behalf of your current investment in the Montgomery (FUND NAME). Briefly, I wanted to be sure you received a proxy card for the Special Meeting of Shareholders to be held on June 13, 2003. Has that arrived?

If answer is yes to Question 1: Have you had a chance to return your proxy card?

     If yes; "Thank You very much for your prompt response. Have a nice day/evening."

If answer is no: Are you interested in voting by phone?

     If yes; Would you like to register your vote along with the recommendation of your Board of Directors?

     If yes; I am recording your __________ vote and will send you a printed confirmation to __________. For confirmation purposes may I have the city, state and zip that we'll be mailing your confirmation to?

     If yes; "Thank You very much for your time. Have a nice day/evening."

If individual is not interested in voting by phone: Well, thank you for your time. If you could take a minute to vote your proxy soon, it will be much appreciated -or- Mr/Mrs _____ your vote is important in helping the fund reach it's objective and avoid an adjournment.

If individual is not interested in registering vote along with the recommendation of Board of Directors: Would you like me to review the proposal?

If individual would like you to review proposal: (read Briefly and ask for registration of vote verbatim)

If answer to Question 1 is no: The Proxy Materials were mailed out on __________. If you would like I can quickly review the proposal and register your vote today.